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                                                               Exhibit (a)(1)(S)

                               STATE OF INDIANA

                       OFFICE OF THE SECRETARY OF STATE

                              SECURITIES DIVISION

IN THE MATTER OF:                                        CAUSE NO. 00-0208 TO

              TENDER OFFER BY MERIDIAN INSURANCE GROUP ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF AMERICAN
              UNION INSURANCE COMPANY, TO ACQUIRE ALL OUTSTANDING
              SHARES OF MERIDIAN INSURANCE GROUP, INC.

                           ADMINISTRATIVE COMPLAINT
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     Comes now, the Securities Division, (hereinafter "Division") and for its
Administrative Complaint against Meridian Insurance Group Acquisition Corporation, a wholly owned subsidiary of American Union Insurance Company alleges and states the following:

     1. Meridian Insurance Group, Inc. (hereinafter "Meridian"), is an Indiana corporation with its principal place of business at 3955 North Meridian Street, Indianapolis, Indiana 46202-1908.

     2.   Meridian has substantial assets in the State of Indiana.

     3. Meridian has in excess of seventy-five (75) shareholders of its common stock. Said common stock is listed on the New York Stock Exchange under the symbol MIGI.

     4. American Union Insurance Company (hereinafter "American Union") is organized in the State of Illinois with a principal place of business at 303 East Washington Street, Bloomington, Illinois 61701.

     5. Meridian Insurance Group Acquisition Corporation (hereinafter "MIGAC") is an Illinois corporation and a wholly owned subsidiary of American Union.

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6.   MIGAC was organized for the sole purpose of acquiring Meridian.

7. On August 30, 2000, MIGAC and American Union commenced a tender offer for all outstanding shares of Meridian by filing the Schedule-TO with the Securities and Exchange Commission (hereinafter "SEC") and the Division.

8. On or about September 18, 2000, MIGAC and American Union filed an amendment to Schedule-TO with the SEC and the Division.

9. MIGAC and American Union are offerors pursuant to Ind. Code (S) 23-2-3.1-1 that defines offeror as "a person who makes or in any way participates in making a takeover offer....."

10. Meridian is a target company pursuant to Ind. Code (S) 23-2-3.1-1, which defines a target company as "an issuer of securities which is organized under the laws of this state, has its principal place of business in this state, and has substantial assets in this state...."

11. Pursuant to Ind. Code (S) 23-2-3.1-2, "[a] person shall not make a takeover offer unless the offer is in compliance with sections 3, 4, 5.5, 6.5, 7, and 8 of this chapter."

12. Pursuant to Ind. Code (S) 23-2-3.1-5(a) "[i]f the takeover offer is subject to any federal law, including the Securities Exchange Act of 1934 (15
     U.S.C. 78), the statement must consist of.....document[s] required to be filed with Securities and Exchange Commission...."

13. Reg. (S)240.14d-100 K, Item 10 Financial Statements, no.4., of the Securities and Exchange Act of 1934 provides "[i]f the offeror in a third-party tender offer is a natural person, and such person's financial information is material.

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     disclose the net worth of the offeror. If the offeror's net worth is derived from material amounts of assets that are not readily marketable or there are material guarantees and contingencies, disclose the nature and approximate amount of the individual's net worth that consists of illiquid assets and the magnitude of any guarantees or contingencies that may negatively affect the natural person's net worth."

14. The original filing and the amended filing fail "to provide for full and fair disclosure of all material information concerning takeover offers to shareholders of Meridian, so that the opportunity of each shareholder to make an informed and well-reasoned investment decision may be secured" pursuant to Ind. Code (S) 23-2-3.1-0.5.

15. The original filing and the amended filing fail to adequately disclose or confirm the offerors source of funding.

16. The Schedule TO/A merely states the net worth of the offerors, Gregory M. Shepard and Tracy M. Shepard, who, according to the amendment, will finance approximately Twenty-five percent (25%) of the transaction.

17. The statements that offerors' principal assets are "stock in [American Union]" and "investment real estate" fail to established that offerors, in fact, have sufficient net worth and liquidity to finance this takeover.

18. MIGAC and American Union are in violation of Ind. Code (S) 23-2-3.1-2 and Ind. Code (S) 23-2-3.1-5.

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19.  Ind. Code (S) 23-2-3.1-9(a) provides "[t]his chapter shall be administered by the secretary of state of Indiana by and through the commissioner, who may exercise all powers granted to him under IC 23-2-1 [Securities Regulation]."

20. Ind. Code (S) 23-2-3.1-10(a) provides [w]henever it appears to the commissioner that any person has engaged or is about to engage in any act or practice constituting a violation of any provision of this chapter or any regulation or order adopted under this chapter, the commissioner may investigate and issue orders and notices, including ex parte cease and desist orders without notice......

21.  Ind. Code (S) 23-2-3.1-0.5(a) and (b) provides that

     (a) The general assembly find that it is often difficult for corporate shareholders to obtain sufficient information to make an informed and timely decision when faced with the questions of accepting or rejecting a takeover offer. Moreover, there have emerged a number of practices which have resulted in shareholders of Indiana corporations losing the benefits of takeover offers because they lacked the sophistication and ability to secure those benefits. These practices have included multiple proration pools, two-step transactions a similar practices, and have resulted in relatively small shareholders losing both the advantages of the takeover offer and their equity positions in the corporation.

     (b) By enacting this chapter, it is the intent and purpose of the general assembly to provide for full and fair disclosure of all material information concerning takeover offers to shareholders of Indiana corporations, so that the opportunity of each shareholder to make an informed and well-reasoned investment decision may be secured. It is also the purpose of the general assembly to protect shareholders of Indiana corporations from being disadvantaged by those practices described in subsection (a). Finally, it is the purpose of the general assembly to provide for adequate disclosure and that protection in a manner consistent with the Constitutions of the United States and of Indiana.

22. The actions and conduct by MIGAC and American Union are contrary to and incongruent with the findings and intent of the General Assembly as outlined in the Indiana Business Take-Over Act.


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     23.  Unless MIGAC and American Union cease and desist from further violations of Ind. Code (S) 23-2-3.1, the shareholders of Meridian will suffer immediate and irreparable harm. By their failure to make complete filings required by Ind. Code (S) 23-2-3.1, MIGAC and American Union deny shareholders of Meridian the forum provided by Ind. Code (S) 23-2-3.1 for review of the disclosures made by MIGAC and American Union.




     WHEREFORE, the Division prays that MIGAC, American Union, their officers, employees, and agents be ordered to cease and desist from further violation of Ind. Code (S) 23-2-3.1, or in the alternative and after an opportunity to be heard, be ordered to comply with Ind. Code (S) 23-2-3.1 before proceeding with a takeover offer of shares of Meridan, and for all other just and proper relief.


                                                 Respectfully submitted,


                                                 /s/ Kathleen Guymon Blackham
                                                 ------------------------------
                                                 Kathleen Guymon Blackham
                                                 Chief Deputy Commissioner
                                                 Securities Division
                                                 302 West Washington Street
                                                 Room E-111
                                                 Indianapolis, IN 46204
                                                 (317) 232-6681

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